Exhibit 99.1
EURAMAX HOLDINGS, INC.
FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

Norcross, Georgia, March 26, 2015 – Euramax Holdings, Inc. (the "Company"), a leading producer of metal and vinyl products sold to the residential repair and remodel, commercial construction, high-end architectural, and recreational vehicle (RV) markets primarily in North America and Europe, today announced financial results for the fourth quarter and full year of 2014.

•	Net sales, operating income, and Adjusted EBITDA for the fourth quarter were $211.9 million, $2.3 million, and $12.3 million, respectively.

•	Net sales, operating income, and Adjusted EBITDA for the year ended December 31, 2014 were $854.7 million, $18.6 million, and $58.4 million, respectively.

•	Consolidated Adjusted EBITDA for the fourth quarter increased 68.5% versus the prior year period.

•	Consolidated Adjusted EBITDA for the full year 2014 increased 9.4% versus the prior year period.

•	In the Company's U.S. operating segments, operating income improved $5.9 million, or 43.7%, compared to the prior year.

•	Despite the overall end market challenges, operating income for our European segments improved $7.6 million, or 181%, over the prior year.

•
On a consolidated basis, the Company reported 2014 operating income of $18.6 million representing an increase of $11.6 million, or a 165.7% improvement, when compared to the $7.0 million reported in 2013.

Hugh Sawyer, interim President of Euramax Holdings, Inc. and a professional in Huron Consulting Group's Business Advisory Practice, commented, "The Company's Adjusted EBITDA for the fourth quarter of 2014 improved $5.0 million, or 68.5%, over the fourth quarter of 2013. This represents the Company's third consecutive quarter of improvement in net sales, operating income and Adjusted EBITDA versus the corresponding prior year quarter. The Company believes that among other factors this significant improvement has been substantially driven by the ongoing execution of transformative initiatives implemented in both North America and Europe during the second half of 2014 which were designed to improve the Company's financial performance. These initiatives include but are not limited to the reorganization of its North American management structure, the creation of enhanced supply chain capabilities, rationalization of its salaried workforce, investments in new proven business leaders, IT upgrades and the initiation of certain business development and revenue quality initiatives. In addition to Adjusted EBITDA improvements associated with operational initiatives, our overall operating performance reflects modest improvements in end market demand in both our U.S. Residential and U.S. Commercial Products segments. The Company believes that its portfolio of initiatives and an evolving high-performance culture will continue to have a meaningful impact on its operating results in future periods, including 2015."
Mr. Sawyer continued, "In addition to improving our financial performance, the Company remains resolute in its commitment to the health and safety of our employees. We experienced another year of superlative safety performance as indicated by our TCIR and LTIR metrics, which are industry standards used to measure an organization’s safety record. Our 2014 TCIR and LTIR results were 1.8 and 1.7, respectively. The TCIR benchmarks for the total manufacturing industry and fabricated metal product categories are 4.3 and 5.7, respectively. These achievements are due in large part to the Company's culture, commitment to safety, and the professionalism of our employees in North America and Europe. Given that safety is core to our culture and a daily focus of our business, we were able to maintain superior safety performance even in the midst of the positive, evolutionary changes that occurred in 2014."

Full Year 2014 Financial Summary

•	Net sales for 2014 increased $28.0 million, or 3.4%, to $854.7 million compared to $826.7 million for 2013.

◦
Net sales improvements were primarily the result of better performance in the Company's U.S. business segments. Specifically, end market demand for our roof drainage and roofing accessory products from our distribution customers and from contractors for our vinyl window and patio offerings resulted in higher net sales for the Company's Residential business. For our U.S. Commercial Products segment, improved revenue levels in the post frame construction markets and from OEMs in both the RV and transportation markets resulted in higher net sales which were partially offset by a decline in demand in the architectural construction markets we serve.

◦
Net sales for the Company's European operating segments continued to be negatively impacted by certain economic conditions and reduced consumer confidence primarily in the transportation end markets we serve. Declines in the transportation markets were partially offset by higher volumes in high-end architectural markets and RV markets. Foreign currency translation resulted in an approximate $4.5 million increase in net sales during 2014 primarily as a result of the strengthening of the euro against the U.S. dollar on average compared to 2013.

•	On a consolidated basis, income (loss) from operations for 2014 was $18.6 million, an increase of $11.6 million, or a 165.7% improvement, when compared to $7.0 million reported in 2013.

◦
In the Company's U.S. segments, operating income improved $5.9 million, or 43.7%, compared to the prior year. This improvement is primarily related to execution of the Company’s operating initiatives and higher sales volumes for the year-ended December 31, 2014 compared to the prior year. These initiatives led to lower selling and general costs in the current year substantially related to work force rationalization and sales force optimization which were implemented in the second half of 2014. Lower depreciation and amortization expense also contributed to the improvement in income from operations over the prior year.

◦
In Europe, the Company's end markets continue to be negatively impacted by economic uncertainty and reduced consumer confidence, primarily in the RV and transportation end markets we serve. Despite the overall end market challenges, operating income for our European segments improved $7.6 million, or 181.0%, over the prior year. This improvement in operating income is the result of continued emphasis on various initiatives including product profitability, business development initiatives in emerging markets and actions taken to reduce operating costs and improve efficiency.

◦
These improvements in North America and Europe were partially offset by a $1.9 million decline in income from operations in corporate non-allocated costs primarily related to consulting services during the executive transition period, reversal of the long term incentive plan recorded in 2013 partially offset by a decline in stock compensation costs during 2014, among other items.

•
Adjusted EBITDA is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA for the year ended December 31, 2014 was $58.4 million compared to $53.4 million for 2013 a $5.0 million, or 9.4%, increase. See "GAAP versus Non-GAAP Presentation" and the related GAAP reconciliation attached to this release.

Conference Call
The Company will host an investor conference call regarding its fourth quarter and full year 2014 financial results at 1:00 p.m. Eastern Time on Friday, March 27, 2015. The call can be accessed through the following dial-in numbers: US/Canada: 800-862-9098; International: 785-424-1051. A replay of the conference call will be available through April 16, 2015. The replay may be accessed using the following dial-in information: US/Canada: 800-388-9064; International: 402-220-1116.
Contact Information
Euramax Holdings, Inc.
Mary S. Cullin (770) 449-7066
Senior Vice President, Chief Financial Officer and Treasurer
Email: mcullin@euramax.com

About Euramax Holdings, Inc.
Euramax Holdings, Inc. is an international building products company manufacturing aluminum, steel, vinyl and copper products. The company was formed in 1996 to acquire the fabricated products business of Alumax Inc., an integrated aluminum producer that was later acquired by Alcoa.

Core products include specialty coated coils, metal wall and roof systems, metal and vinyl rain carrying systems, soffit and fascia systems, roofing accessories, aluminum and vinyl windows and doors, patio products, aluminum recreational vehicle doors, windows and sidewalls and aluminum bath and shower enclosures. Products are represented in the market by multiple brands such as Amerimax Exterior Home Products, Amerimax Fabricated Products, Berger Building Products, Fabral, Copper Craft and Euramax Coated Products.

The core of our business model is the supply of fabricated components to original equipment manufacturers, distributors, contractors and home centers. Euramax has grown both organically and through a number of strategic acquisitions to become one of the largest suppliers of specialty coated aluminum coil, building materials and RV sidewalls in North American and international markets.

Forward Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, anticipated costs of revenues, product mix, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this release, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the risk factors discussed in the Company's most recent Annual Report on Form 10-K, as updated in the Company's Quarterly Reports on Form 10-Q.
GAAP Versus Non-GAAP Presentation
The Company presents Adjusted EBITDA in this press release as additional information regarding the Company’s operating results. Adjusted EBITDA is defined as net loss plus (i) provision (benefit) for income taxes, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance. The Company’s calculation of Adjusted EBITDA is consistent with the calculation of Consolidated Cash Flow in the Indenture governing the Notes, excluding certain pro forma items. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S., and should not be considered an alternative to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity.
The Company believes Adjusted EBITDA is helpful to investors in highlighting trends because Adjusted EBITDA excludes the results of certain decisions of operating management that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The Company also believes Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors use Adjusted EBITDA, among other things, to assess the Company’s period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
A reconciliation of the Company’s Adjusted EBITDA to net loss is included in the supplemental information attached to this release.

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,074	$8,977
Accounts receivable, less allowances of $1,522 and $2,235 in 2014 and 2013, respectively	80,329	73,996
Inventories, net	106,385	89,760
Income taxes receivable	1,734	982
Deferred income taxes	426	580
Other current assets	7,009	7,008
Total current assets	197,957	181,303
Property, plant, and equipment, net	111,164	130,114
Goodwill	190,158	204,053
Customer relationships, net	26,315	40,631
Other intangible assets, net	6,495	7,073
Deferred income taxes	—	87
Other assets	4,687	8,712
Total assets	$536,776	$571,973
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable, including cash overdrafts of $13,955 at December 31, 2014	$78,846	$57,262
Accrued expenses	25,509	26,366
Accrued interest payable	12,912	9,020
Deferred income taxes	895	605
Current portion of long-term debt	4,663	—
Total current liabilities	122,825	93,253
Long-term debt	534,852	535,396
Deferred income taxes	15,894	18,980
Other liabilities	36,311	32,907
Total liabilities	709,882	680,536
Shareholder's (deficit) equity
Common stock	196	195
Additional paid-in capital	724,562	724,071
Accumulated loss	(903,029)	(843,750)
Accumulated other comprehensive income	5,165	10,921
Total shareholders' (deficit) equity	(173,106)	(108,563)
Total liabilities and shareholders' (deficit) equity	$536,776	$571,973

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three months ended		Twelve months ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net sales	$211,909	$196,431	$854,745	$826,672
Costs and expenses:
Cost of goods sold (excluding depreciation and amortization)	183,540	171,539	725,748	699,962
Selling and general (excluding depreciation and amortization)	16,241	15,661	71,620	75,428
Depreciation and amortization	7,833	9,542	32,428	35,099
Other operating charges	2,002	3,810	6,359	9,165
Income (loss) from operations	2,293	(4,121)	18,590	7,018
Interest expense	(13,944)	(12,821)	(55,518)	(54,078)
Other (loss) income, net	(8,777)	3,343	(23,153)	7,404
Loss before income taxes	(20,428)	(13,599)	(60,081)	(39,656)
(Benefit from) provision for income taxes	57	(2,117)	(802)	(14,761)
Net loss	$(20,485)	$(11,482)	$(59,279)	$(24,895)

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31, 2014	December 31, 2013
Net cash used in operating activities	$(3,670)	$(10,315)

Investing activities:
Proceeds from sale of assets	785	2,346
Capital expenditures	(7,333)	(10,742)
Net cash used in investing activities	(6,548)	(8,396)

Financing activities:
Net borrowings on European Credit Facilities	4,663	—
Net (borrowings) repayments on ABL Credit Facility	(1,137)	18,270
Deferred financing fees	(88)	(175)
Net cash provided by financing activities	3,438	18,095

Effect of exchange rate changes on cash	(123)	(431)
Net decrease in cash and cash equivalents	(6,903)	(1,047)
Cash and cash equivalents at beginning of year	8,977	10,024
Cash and cash equivalents at end of year	$2,074	$8,977

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(in thousands)
(unaudited)
Reconciliation of net loss to Adjusted EBITDA is as follows:

	Three months ended		Twelve months ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net loss	$(20,485)	$(11,482)	$(59,279)	$(24,895)

Add:
Interest expense	13,944	12,821	55,518	54,078
Depreciation and amortization	7,833	9,542	32,428	35,099
(Benefit from) provision for income taxes	57	(2,117)	(802)	(14,761)

Adjustments:
Other loss (income), net (a)	8,777	(3,343)	23,153	(7,404)
Non-recurring executive consulting (b)	430	—	1,862	—
Severance, plant closure, relocation and one-time compensation costs	717	1,154	3,868	5,903
Asset write-offs and impairments (c)	809	1,121	809	1,121
Non-recurring consulting, legal and professional fees	84	43	346	89
Stock compensation expense	119	(37)	491	2,208
Long term incentive plan (d)	—	(2,406)	—	(1,604)
Transition services agreement expense (e)	—	2,000	—	2,000
Loss on asset held for sale (f)	—	—	—	1,594
Adjusted EBITDA (g)	$12,285	$7,296	$58,394	$53,428

(a)
Other income, net for the three months ended December 31, 2014 is primarily comprised of translation losses on intercompany obligations of approximately $9.1 million, offset by gains of $0.4 million on forward foreign currency contracts. Other income, net for the three months ended December 31, 2013 is primarily composed of translation gains on intercompany obligations of $3.5 million, offset by losses of $0.2 million on forward foreign currency contracts.

Other income, net for the year ended December 31, 2014 is primarily comprised of translation losses of approximately $24.3 million, offset by gains of $1.1 million on forward foreign currency contracts. Other income, net for the year ended December 31, 2013 includes translation gains on intercompany obligations of $7.6 million, offset by losses of $0.4 million on forward foreign currency contracts.

(b)
Non-recurring executive consulting for the three months and year ended December 31, 2014 include fees and expenses incurred for the engagement of Huron Consulting during the executive transition period.

(c)
Asset writeoffs and impairments for the year ended December 31, 2013 includes a $1.1 million impairment of capitalized software costs as a result of the decision to abandon the implementation of an Enterprise Resource Planning System that did not align with the Company's relocation and consolidation activities. Asset writeoffs and impairments for the year and three months ended December 31, 2014 includes an $809 thousand writeoff of assets recognized in prior periods in North America.

(d)
The Company determined that as of December 31, 2013, the liability related to the Long Term Incentive Plan (the "Plan") no longer met the probability threshold required by generally accepted accounting principles for recognition in the financial statements. As a result, previously recorded compensation expense of $2.4 million was reversed within selling, general, and administrative expenses during the fourth quarter of 2013.

(e)
Transition services agreement expense for the three months and year ended December 31, 2013, include expenses incurred related to the resignation of the Company's chief executive officer in November 2013.

(f)
Loss on assets held for sale for the year ended December 31, 2013 includes the sale of land and buildings as part of restructuring activities in the European Engineered Products segment related to the consolidation and relocation of multiple plant facilities into one location.

(g)
Adjusted EBITDA excludes certain pro forma adjustments allowable under the definition of Consolidated Cash Flow used in calculating the Fixed Charge Coverage Ratio and Secured Debt Ratio under the indenture for the Company’s Notes.